UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 22, 2014

RXi PHARMACEUTICALS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-54910	45-3215903
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

257 Simarano Drive, Suite 101 Marlborough, Massachusetts 01752

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (508) 767-3861

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On April 22, 2014, RXi Pharmaceuticals Corporation (the “Company”) entered into a purchase agreement (the “Purchase Agreement”) with Lincoln Park Capital Fund, LLC (“LPC”), pursuant to which the Company has the right to sell to LPC up to $20,000,000 in shares of the Company’s common stock, $0.0001 par value per share (“Common Stock”), subject to certain limitations and conditions set forth in the Purchase Agreement.

Pursuant to the Purchase Agreement, upon the satisfaction of all of the conditions to the Company’s right to commence sales under the Purchase Agreement (the “Commencement”), LPC is initially purchasing $2,000,000 in shares of Common Stock at $4.00 per share and will purchase an additional $1,000,000 in shares of Common Stock at prevailing prices after the Company announces the filing of an investigational new drug application for a new drug candidate being developed for an ocular indication.

Following the initial purchase, on any business day and as often as every other business day over the 30-month term of the Purchase Agreement, and up to an aggregate amount of an additional $17,000,000 (subject to certain limitations) in shares of Common Stock, the Company has the right, from time to time, at its sole discretion and subject to certain conditions to direct LPC to purchase up to 50,000 shares of Common Stock (not to exceed $500,000 in total purchase proceeds per purchase date). The purchase price of shares of Common Stock pursuant to the Purchase Agreement will be based on the prevailing market price at the time of sale, but in no event will shares be sold to LPC on a day the Common Stock closing price is less than the Floor Price, as set forth in the Purchase Agreement. The Company will control the timing and amount of any sales of Common Stock to LPC. In addition, the Company may direct LPC to purchase additional amounts as accelerated purchases if on the date of a regular purchase the closing sale price of the Common Stock is not below the threshold price, as set forth in the Purchase Agreement.

The Company intends to use the net proceeds from this offering for working capital, to fund the development of the Company’s development programs for an ocular indication, and other general corporate purposes.

All shares of Common Stock to be issued and sold to LPC under the Purchase Agreement will be issued pursuant to the Company’s effective shelf registration statement on Form S-3 (Registration No. 333-194956), filed with the Securities and Exchange Commission in accordance with the provisions of the Securities Act of 1933, as amended, and declared effective on April 18, 2014, and the prospectus supplement thereto dated April 22, 2014.

The Purchase Agreement contains customary representations, warranties and agreements of the Company and LPC, limitations and conditions to completing future sale transactions, indemnification rights and other obligations of the parties. There is no upper limit on the price per share that LPC could be obligated to pay for Common Stock under the Purchase Agreement. The Company has the right to terminate the Purchase Agreement at any time, at no cost or penalty. Actual sales of shares of Common Stock to LPC under the Purchase Agreement will depend on a variety of factors to be determined by the Company from time to time, including (among others) market conditions, the trading price of the Common Stock and determinations by the Company as to available and appropriate sources of funding for the Company and its operations. As consideration for entering into the Purchase Agreement, the Company has agreed to issue to LPC 100,000 shares of Common Stock, valued at $4.00 per share. The Company will not receive any cash proceeds from the issuance of these 100,000 shares.

This current report on Form 8-K shall not constitute an offer to sell or a solicitation of an offer to buy any shares of Common Stock, nor shall there be any sale of shares of Common Stock in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

The Purchase Agreement is included as Exhibit 10.1 to this current report on Form 8-K and incorporated herein by reference. The foregoing descriptions of such agreement and the transactions contemplated thereby are qualified in their entirety by reference to such exhibit.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

5.1	Opinion of Gibson, Dunn & Crutcher, LLP

10.1	Purchase Agreement, dated as of April 22, 2014, by and between RXi Pharmaceuticals Corporation and Lincoln Park Capital Fund, LLC

23.1	Consent of Gibson, Dunn & Crutcher, LLP (included in Exhibit 5.1)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RXi Pharmaceutical Corporation
Date: April 23, 2014	By:	/s/ Geert Cauwenbergh
Geert Cauwenbergh, Dr. Med. Sc.
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Gibson, Dunn & Crutcher, LLP

10.1	Purchase Agreement, dated as of April 22, 2014, by and between RXi Pharmaceuticals Corporation and Lincoln Park Capital Fund, LLC

23.1	Consent of Gibson, Dunn & Crutcher, LLP (included in Exhibit 5.1)

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